UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) of The Securities Exchange Act of 1934

BIOINTRA CORP
(Exact name of registrant as specified in its charter)

DELAWARE	20-2749916
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1041 N Dupont Hwy 1029, Dover, DE 19901	89183
(address of principal executive offices)	(Zip Code)

+1-302 215 9097

(Registrant’s telephone number, including area code)

 Securities to be registered pursuant to Section 12(b) of the Act:

Class “A” Common Stock, $0.000001 par value

Copies to:

Oren Litwin, Esq Oren Litwin LLC 712 H, Street NE Suite 1780, Washington, DC 20002	Altahawi, Lawyers Andy Altahawi, Esq Iconic Tower, 56 Floor The New Capital, Eg

Copy to:

ANDY ALTAHAWI

Adamson Brothers, Corp

www.DirectlyListed.com

Adamson Brothers, Corp

2423 SW 147th Ave # 706

Miami, FL 33185

+19495292500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1. Business.

We were officially incorporated in Delaware on May 8, 2024, under the name BIOINTRA CORP. The Company is establishing treatment facilities for various types of industrial organic waste, including tequila solid and liquid residues, with the objective of converting these byproducts into renewable energy that can be readily incorporated into their ongoing production processes.

We develop renewable energy products and solutions, and forge partnerships in renewable energy that are both environmentally sustainable and economically viable. Our mission is to lead the Zero Emission Revolution by providing recyclable energy solutions, renewable energy fuels, and alternative electric power for small and mid-sized initiatives across North America, Europe, and Asia. We focus on sustainable energy solutions that are financially advantageous for our company, beneficial for our clients, and indicative of the future of worldwide energy generation.

To date, the Company's efforts have primarily concentrated on negotiations with various prospective clients and the execution of letters of intent and contracts to substantiate our operations. Concurrent with this operation, efforts have been directed toward capital raising, organizational development, the introduction of the Company's website, and the structuring of its business plan. The Company has not generated any revenue since its establishment.

Biointra Corp. is an organization dedicated to delivering comprehensive energy solutions across diverse industries in Mexico. It provides comprehensive solutions, ranging from waste collection to energy generation, with the opportunity for clients to obtain "clean industry" certifications in Mexico and carbon credits without requiring additional investment. Biointra provides its solutions to clients via two primary processes: solid energy solutions and liquid energy solutions.

Utilizing patented particle technology, Biointra has engineered a specialized product to valorize tequila bagasse, a byproduct of the solid refuse produced during the manufacturing process. This particle has already been effectively tested in steam generation for the production of tequila. Liquid solutions encompass biogas generation via tropicalized processes from tequila stillage, which can be utilized in on-site cogeneration (simultaneous thermal and electrical energy) or in a steam boiler. This process also yields two byproducts: water that adheres to the highest quality standards in Mexico and digestate (biodigestion sludge) that holds value as a fertilizer in regenerative agriculture.

The anticipated revenue streams for solid waste encompass the direct sale of granules to consumers or, alternatively, the sale of steam for their processing needs. The pellets generated by Biointra provide more cost-effective and environmentally sustainable alternatives with a "neutral" carbon footprint in comparison to the fossil fuels most frequently utilized in the tequila industry today, including fuel oil, natural gas, and LP gas.

Projected revenue streams for liquid solutions primarily derive from the sale of purified biogas, which can be utilized in industrial processes as an alternative to fossil fuels, for transportation, or integrated directly into the electrical infrastructure. Furthermore, the biodigestion of tequila vinasse produces by-products that are appropriate for agricultural irrigation or for release into national water bodies, as well as a biodigestate that can be composted and utilized as a natural fertilizer.

As an auxiliary revenue stream for both solutions, it represents a fixed treatment fee billed directly to the clients.
Furthermore, sustainable energy production, such as that derived from biogas obtained through stillage cogeneration, is supported by a mechanism known as the "CEL" (sustainable Energy Certificate). This incentive serves as the primary mechanism for attaining clean energy production and emissions reduction objectives, as outlined in Mexico's Energy Transition Law (LTE), which promotes investment in renewable energy initiatives. A Certified Emission Reduction (CER) encompasses the production of one Megawatt-hour (MWh) of environmentally sustainable electricity. They are transacted on the Wholesale Electricity Market (MEM) in Mexico through contractual agreements or market transactions. Their value is established by the availability of clean energy generators and the demand from Obligated Participants (suppliers and significant consumers), who are required to meet a specified minimum percentage of clean energy usage. Non-compliance by obligated entities in the purchase of CELs is subject to penalties stipulated in the LIE (Electric Industry Law).

Our business model commences with negotiations among tequila producers, waste generators, and Biointra. In most instances, clients are concerned with the proper disposal of their waste in compliance with Mexican laws and regulations.

In Mexico, tequila bagasse and vinasse are classified as "special waste," and legislation stipulates that their responsibility lies with the generator, in accordance with the Integrated Waste Management Law of the State of Jalisco (LGIREJ). This is further supported by the Regulations of the Integrated Waste Management Law of the State of Jalisco Concerning the Collection and Transportation of Special Waste. As an auxiliary negotiation instrument, we provide renewable energy for your production process at a competitive rate relative to conventional fossil fuels, along with a business model that enables equipment modernization with zero investment. Once the volume of refuse warrants the establishment of a treatment facility, we allocate resources toward fixed assets including machinery, land, and construction to effectively serve predominantly local clients. Following the commencement of operations (approximately 1 to 1.5 years, contingent upon the supplier's delivery schedule), Biointra imposes a predetermined fixed treatment fee for both solid and liquid processing. Solid processes are founded on a "tropicalized" methodology that encompasses pretreatment and processing of raw materials, along with pelletizing and cooling procedures to transform raw refuse into industrial-grade granules suitable for the industry.

For liquid processes, Biointra receives effluent in accordance with governmental standards for homogenization and subsequently subjects it to both aerobic and anaerobic treatment to generate biogas. To adhere to Mexican regulations, the effluent is subjected to ozone treatment to attain the water quality necessary for discharge into national water bodies or for use in agricultural irrigation. Our existing business model commences with the receipt of residual materials at our facilities, with transportation costs to be borne by the client.

With an ESCO (Energy Services Company) business model and three contracting modalities for the services provided (1. Energy Supply Contract (ESC), 2. Technical Systems Management (TSM), and 3. Performance Contract (EPC)), in the context of thermal energy produced from agave pellets, Biointra Renovables Atotonilco incorporates the installation of specialized boilers designed for pellet combustion and steam generation. The capacity of the available furnaces accommodates the entire spectrum of requirements of the tequila industry, with continuous production throughout the year, 365 days annually, and has been validated through various industry demonstrations conducted in 2019 and 2024. The furnaces utilize Spanish technology from the Termomass América brand and are to be manufactured in Mexico to optimize cost efficiency.

Currently, the company has entered into contracts and letters of intent with several tequila producers in the region, with whom it has outlined the initial phase of the plant developments. It is also in multiple phases of negotiation or agreement with other local companies to facilitate future growth. Ongoing negotiations between our technology partners and Biointra Renovables Atotonilco have enabled us to develop tailored solutions that adhere to quality standards and specific requirements, including calorific value, particle size, density, ash content, and other factors for bagasse (pellet). Additionally, we have addressed vinasse treatment capacity, electrical and thermal generation capabilities, and boiler sizing using biogas.

Our consumers are primarily located across five key regions within the Mexican state of Jalisco: Tequila, Arandas, Atotonilco, Tepatitlán, and Guadalajara. Considering these five initiatives, Biointra has the potential to capture approximately 80% of the Tequila market.

We depend on the technological support of our international collaborators to ensure compliance with local regulations. The company necessitates a minimal allocation of human capital, with only three personnel per shift at the stillage facility and ten individuals involved in pellet production. Most of the production facilities are incorporated into IoT systems to facilitate a continuous exchange of information among current operations, suppliers, and Biointra Corp executives.

A key distinguishing factor is adherence to Mexican legislation and regulations concerning effluent discharges. Currently, Biointra's solutions adhere to NOM-001-SEMANRNAT-2021, which establishes the permissible limits for contaminants in wastewater discharges into receiving bodies owned by the nation, serving as the primary regulation concerning water quality standards for industrial water treatment. Alongside this regulation, the processes adhere to international standards that support companies in achieving their decarbonization objectives, as exemplified by the tequila industry.

Biointra Renovables' business model is increasingly competitive due to the rising cost of fossil fuels and the extensive availability and diversity of raw materials (biomass) in Mexico for our processes. Since our processes utilize waste materials, they incur no additional costs.

With all consumer contracts secured for a specified volume, Biointra Corp is anticipated to commence operations by the end of 2026, contingent upon obtaining the necessary financing in a timely manner.

Acquisition of Biointra Renovables Atotonilco Jalisco SAPI DE CV:

On April 22, 2025, the Company entered into a Share Exchange and Acquisition Agreement with Biointra Renovables Atotonilco Jalisco SAPI DE CV. (“BRA”), a Mexican corporation controlled by the CEO of the Company.   Pursuant to the agreement, the Company issued 5,000,000 shares of Class A Common Stock of the Company on May 6, 2025 to acquire all of the outstanding shares of BRA.  The Share Exchange and Acquisition Agreement closed upon the Company obtaining control of BRA on August 8, 2025.  Pursuant to ASC 805-50-30-5, the transaction is accounted for as an asset acquisition under common control.  The transfer of the net assets or equity interest from BRA does not constitute a business and therefore would not represent a change in the reporting entity.  At the closing of the acquisition, the Company recognized the net assets of BRA at the historical carrying value of $3,286.

Item 1A. Risk Factors.

Risks Related to Our Operations

Existing waste management and renewable energy regulations, and changes to such regulations, may present technical, regulatory, and economic barriers to the purchase and use of our waste-to-energy solutions. These barriers could significantly reduce demand for our services or adversely impact the economics of our existing and future energy contracts.

Federal, state, and municipal government regulations and policies concerning waste management, renewable energy generation, utility rate structures, interconnection procedures, and internal policies promulgated by utilities heavily influence the market for our products and services. These regulations and policies often relate to electricity pricing, the treatment and discharge of industrial wastewater, and the interconnection of customer-owned renewable energy generation facilities to the national grid. In Mexico, the previous administration continually sought to modify these regulations and policies, including those governing special waste, such as tequila bagasse and vinasse. These changes could discourage potential customers from adopting renewable energy solutions, including our pellet and biogas systems, resulting in a significant reduction in demand for our services. Fortunately, in 2025, the renewable energy landscape in Mexico is undergoing profound reconfiguration following the approval of constitutional reforms and the implementation of the Electricity Sector Development Plan (PLADESE) 2025-2039.

The key risks, classified by their nature, are detailed as follows:

Legal and Regulatory Risks

This is the area of greatest uncertainty due to the shift towards a "Binding Energy Planning" system.

✓CFE's Dominance: The reform grants the Federal Electricity Commission (CFE) control of 54% of generation, limiting market space for private companies and creating risks of discrimination in energy dispatch.

✓Discretion in Permits: New generation permits and interconnection requests are subject to a "priority attention" process (initiated in October 2025). There is a risk that project allocation will not be competitive, but rather based on strategic criteria of the State.

✓Uncertainty in Self-Supply Contracts: The review of contracts signed before 2013 and the new restrictions on the sale of surplus energy represent a risk of retroactivity and potential international litigation under the USMCA.

✓Elimination of CELs: The disappearance of Clean Energy Certificates as a mandatory mechanism weakens the economic incentives for companies to invest in new renewable plants.

Technical and Infrastructure Risks

The Mexican electricity grid faces significant operational stress due to years of insufficient investment in transmission.

✓Transmission Network Saturation: Despite the 66 transmission projects announced for 2025-2026, the current infrastructure remains the bottleneck. This causes congestion at key nodes, limiting the evacuation of energy from areas with high solar, wind or even biomass.

✓Intermittency and Stability: The lack of storage capacity (large-scale batteries) hinders the integration of more renewables without jeopardizing the stability of the National Electric System (SEN), which has led to preventative blackouts during periods of high demand.

✓Lag in Decentralization: Although distributed generation continues to grow, the lack of modernization of low- and medium-voltage networks prevents this growth from being orderly and secure for the system.

Investment and Financial Risks

✓Public Capital Constraints: The budget allocated to the CFE (Federal Electricity Commission) for 2026 shows a real reduction compared to 2025, leaving a necessary investment gap (estimated at over 100 billion pesos annually) that the public sector cannot cover alone.

✓Financing Costs: Legal uncertainty raises interest rates for projects in Mexico (risk premium), affecting the profitability of clean energy investments.

✓Barriers to Nearshoring: Many multinational companies have sustainability (ESG) goals that require 100% clean energy. The difficulty in obtaining direct green energy supply contracts jeopardizes the arrival of new industrial investments to the country.

On the other hand, the entry into force of NOM-001-SEMARNAT-2021 represents one of the most disruptive regulatory challenges for the tequila industry in recent decades. This standard updates the limits for pollutants in wastewater discharges, focusing on the protection of national water bodies. This new regulation not only tightens the previous limits (NOM-001-1996), but also introduces parameters that were not previously strictly monitored:

✓Stricter limits on BOD and TSS: Biochemical Oxygen Demand (BOD) and Total Suspended Solids (TSS) have much lower limits, making many primary treatment systems obsolete.

✓Acute Toxicity and True Color: These are the new "big challenges". The standard now requires that the discharged water not be toxic to aquatic organisms and that color (a typical problem with vinasse) be almost completely eliminated.

✓Temperature Reduction: The discharge limit was lowered from 40°C to 35°C. Since the vinasse comes out of the stills at temperatures close to boiling, this requires the implementation of additional cooling systems.

✓Sanctions and Closures: Non-compliance empowers PROFEPA and CONAGUA to impose severe fines or even the closure of wells and production plants.

Regulatory limitations associated with technical considerations may limit our ability to sell electricity (but not thermal energy) generated from our waste-to-energy systems in certain regions.

The new generation limit is central to Mexico's current energy policy (2024-2025).

The balance between risks and benefits compared to the previous six-year term can be summarized as follows:

a) The change in Distributed Generation (Exempt)

Previously, the limit for generating energy without the need for a permit from the CRE (Energy Regulatory Commission) was 0.5 MW (500 kW).

The Advantage: With the new Electricity Sector Law, this limit has been raised to 0.7 MW (700 kW). This allows medium-sized businesses and industries to install larger solar systems without the bureaucracy of a federal permit, accelerating the energy transition in the commercial sector.

The Risk: Eliminating net metering (the 1:1 exchange of energy with the grid) in favor of less favorable compensation schemes could discourage investment if surplus energy is paid at very low rates.

b) The new Self-Consumption scheme (up to 20 MW)

This is the most radical change. The current government allows "self-consumption" projects of up to 20 MW under a "simplified permitting" regime.

Aspect	Advantages compared to the previous government	Risks and Challenges
Scale	It allows large industries to generate their own energy on a scale that previously required very complex "Generation" permits.

Intermittency: If they are renewable (solar/wind) without batteries, they can cause instability in the local grid if they are not properly regulated. This does not apply to biomass, which is continuous generation.

Independence	It reduces the load on the National Transmission Network, since the energy is consumed where it is generated.	Network Overload: If many 20 MW projects are connected to saturated distribution networks, they can cause blackouts or voltage variations.
Cost	Greater competitiveness for companies seeking to meet decarbonization goals quickly.	Lack of Clarity: The "injection rates" for surpluses are still being defined, which generates financial uncertainty.

In practice, the state-owned utility (CFE) and regulatory bodies (CNE) can impose limits on the amount of electricity that can be fed into the grid from waste-to-energy facilities, or require costly upgrades to substations and power lines before approving interconnection. While certain policies currently allow for expedited or simplified procedures for connecting renewable energy systems to the grid, any modification or elimination of these procedures could negatively impact our ability to sell the electricity generated from our biogas and cogeneration systems.

As the adoption of distributed renewable generation increases, especially in regions with high penetration of solar and wind energy, but not biogas and geothermal energy, the total amount of clean electricity injected into the grid could exceed planned demand levels. The electric utility company (CFE) has stated that these overgeneration situations could require reducing renewable resources to maintain grid stability. If our facilities are reduced without compensation, or if interconnection limits prevent us from selling electricity on a large scale, our business, operating results, and future growth could be significantly and negatively impacted (to date, Biointra's electricity generation levels do not exceed 20 MW at each site, so they are exempt from this risk). Fortunately, to date, Biointra's projects are not located in overgeneration zones.

Our business does NOT depend on the availability of government incentives, subsidies, and market mechanisms, such as Clean Energy Certificates (CELs), but the elimination or reduction of these incentives could negatively affect our business.

Federal, state, and municipal government bodies in Mexico, as well as regulatory agencies such as the National Energy Commission (CNE) and the Ministry of Energy (SENER), provide financial incentives to promote renewable energy adoption. These incentives include tax credits, subsidies for clean technology deployment, preferential financing programs, and market mechanisms such as Clean Energy Certificates (CELs), which reward generators of renewable electricity with tradable credits. CELs are a key instrument under Mexico’s Energy Transition Law, and their value is determined by supply from clean energy generators and demand from obligated participants, including utilities and large industrial users.

Biointra relies on these governmental incentives and market mechanisms to lower our cost of capital, encourage investor participation, and reduce the effective price of our waste-to-energy solutions for industrial clients. These incentives also enhance the attractiveness of our ESCO business model by enabling clients to modernize their operations with “zero investment” while benefiting from compliance with clean energy mandates.

Despite reform attempts in previous years, CELs remain a legal instrument to incentivize clean energy generation.

✓Validity: They remain mandatory for "Obligated Participants" (large consumers and suppliers). By 2025, the clean energy consumption requirement remains at around 13.9%, although there are proposals to gradually raise it to 20%.

✓New for 2025: A recent Electricity Sector Law initiative proposes that Clean Energy Certificates (CELs) have a validity of two years from their issuance to prevent hoarding and promote liquidity in the market.

✓Who they apply to: Primarily for generators that sell energy to the market and for companies with consumption greater than 1 MW that must demonstrate that their energy is "green".

Tax Incentives

The most powerful benefit today is not the Clean Energy Certificate (CEL), but the tax deduction, which is direct and immediate.

100% Income Tax Deduction (Article 34, Section XIII of the Mexican Income Tax Law): This is the star incentive. It allows for the deduction of 100% of the investment in machinery and equipment for renewable energy generation in a single fiscal year (accelerated depreciation).

"Plan Mexico" Incentives (New in 2025): The Mexican government has launched additional incentives for companies that invest in strategic sectors that include energy innovation. This includes additional deductions of up to 72% on research and related technical training expenses.

However, these incentives may expire on a predetermined date, be reduced or terminated as renewable energy adoption increases, or end when allocated funding is exhausted. Such reductions or eliminations often occur without warning and may be influenced by political or regulatory changes.

Any material change in the availability or structure of governmental incentives could therefore have a significant negative impact on our business, financial condition, and growth prospects.

Increases in costs of biomass feedstock, specialized equipment, or tariffs on imported components could adversely impact our business and financial results.

The zero cost and wide availability of biomass feedstock have been key factors in the price of our waste-to-energy solutions and in the adoption of this form of renewable energy by our customers. In the event of a significant increase in the cost of biomass inputs (such as tequila bagasse or vinasse), boilers, pelletizing machinery, anaerobic digesters, or other specialized components, our ability to compete and our financial results could suffer.

The cost of raw materials and equipment for biomass could increase in the future due to factors beyond our control, supply chain disruptions, or the imposition of tariffs, subsidies, safeguards, or other costs and trade sanctions on imported machinery. Currently, Mexico benefits from the abundant availability of biomass and competition in the equipment supply chain; however, global supply chain volatility or trade restrictions could reverse these trends. To mitigate this risk, Biointra has begun manufacturing pellet boilers and burners and replacing imports with locally sourced components.

The pelletizing units will soon be 50% manufactured in Mexico, the pellet boilers will be manufactured in Mexico and Asia, and the control systems (PLCs) typically rely on technology imported from Europe. If tariffs, antidumping duties, or countervailing measures are imposed on these imports, the purchase price of our equipment could increase. These measures are subject to periodic review and may be increased, decreased, or expanded to include other categories of renewable energy technology.

If additional tariffs or trade restrictions are imposed, or if foreign suppliers in other countries become subject to similar trade cases, our ability to purchase equipment on competitive terms or to access specialized technologies could be limited. These events could harm our financial results by requiring us to absorb the cost of trade penalties or to procure and integrate alternative, potentially higher-priced equipment from other sources.

Any significant increase in the cost of materials or components for manufacturing renewable energy equipment could reduce the competitiveness of our solutions, increase our capital requirements, and negatively impact our business, financial position, and operating results

A drop in the price of electricity generated by the Federal Electricity Commission (CFE) with more modern combined cycle or alternative fuel plants could harm our business, our financial situation, and our operating results.

A client's decision to adopt our waste-to-energy solutions is primarily driven by their desire to reduce energy costs while simultaneously complying with environmental regulations or self-regulated decarbonization targets, such as those set by the tequila industry. These decisions can also be influenced by the cost of other renewable or conventional energy sources. A decrease in the retail price of electricity from utility companies or in the cost of fossil fuels like natural gas, fuel oil, or LPG could impair our ability to offer competitive pricing and negatively impact our business.

The possibility of a direct reduction in electricity rates for industry in Mexico is a complex issue that, in the short term, seems unlikely under the traditional tariff scheme of the Federal Electricity Commission (CFE), but which offers new routes to savings through recent regulatory changes.

Historically, energy policy in Mexico has focused on keeping tariffs from rising above inflation. However, for the industrial sector, there have been recent increases: In January 2025, large industrial consumers saw increases of between 8% and 12% due to volatility in the price of natural gas (which generates 60% of Mexico's electricity) and the depreciation of the peso. Government commitment: The current administration has focused on subsidies, primarily for residential consumption. For industry, the goal is not necessarily to "lower" the list price, but rather to maintain stability and avoid uncontrolled spikes.

For a widespread reduction in prices to occur in Mexico, three factors would need to be consolidated:

1) Investment in Transmission: The Mexican government has announced a plan of over US$12 billion for 2026 focused on infrastructure. Fewer losses in the network and less congestion usually translate into lower transmission charges.

2) Increased Clean Energy Content: The goal is to reach 45% clean energy generation by 2030. In the long term, the marginal cost of wind and solar is lower than that of fossil fuels.

3) Nearshoring: Pressure from international companies demanding cheap, green energy is forcing the government to create special pricing schemes in specific industrial corridors.

A reduction in utility electricity prices or fossil fuel costs would make the purchase of our pellets, biogas, or cogeneration services less economically attractive. In addition, changes in utility rate structures—such as shifting peak pricing to times when biogas cogeneration is less efficient—could reduce the competitiveness of our offerings and diminish demand for our products and services.

If the retail price of energy available from the state-owned utility or fossil fuel companies were to decrease for any reason, we would be at a competitive disadvantage. As a result of this or similar events affecting the profitability of our customer contracts, we might be unable to attract new customers and experience a higher rate of defaults on existing contracts.

A drop in the retail price of electricity generated by the state-owned company (CFE) or of fossil fuels would negatively affect our ability to attract commercial customers.

Commercial customers represent a significant and growing portion of our business, and the commercial energy market is particularly sensitive to price fluctuations. Industrial and commercial customers in Mexico typically pay higher rates for electricity and fossil fuels than residential customers. Since the price we can charge commercial customers for our biofuels (pellets, biogas) is only lower than their current retail rate, any significant decrease in the retail price of electricity or fossil fuels for commercial entities could have a significant impact on our ability to attract and retain these customers.

The likelihood that we will be unable to offer waste-to-energy solutions to commercial markets like the tequila industry to produce electricity and thermal energy at competitive prices is low. Furthermore, their main challenge is the treatment of their special waste; it is highly improbable that the Mexican government will subsidize electricity or conventional fuels such as natural gas, fuel oil, or LPG for the industry. If this were to happen, our business would be negatively impacted, as we would be at a competitive disadvantage compared to other energy providers and might be unable to attract new commercial clients or maintain existing contracts.

We may not realize the anticipated benefits of future acquisitions, and integration of these acquisitions may disrupt our business.

In the future, we may acquire established renewable energy companies, project pipelines, waste-to-energy facilities, proprietary technologies, or enter into joint ventures and other strategic initiatives. Our ability as an organization to successfully integrate acquisitions is unproven. We may not realize the anticipated benefits of any acquisition, and such transactions may be viewed negatively by customers, regulators, financial markets, or investors.

Any acquisition carries numerous risks, including the following:

•Difficulty in assimilating operations and personnel of the acquired company, particularly where local expertise and regulatory knowledge are critical to success.

•Challenges in integrating acquired technologies or processes with our existing pelletization, biogas, or cogeneration systems.

•Difficulty in maintaining internal controls, procedures, and compliance policies during the transition, especially given the environmental and regulatory complexity of waste-to-energy operations.

•Disruption of ongoing business and diversion of management attention from current projects and customer relationships due to integration demands.

•Difficulty integrating accounting, management information, and administrative systems of acquired companies with our own, which may delay reporting or compliance.

•Inability to retain key technical and managerial personnel of the acquired business, whose expertise may be essential to operating specialized waste treatment or energy generation facilities.

•Inability to retain key customers, suppliers, and local partners of the acquired business, which could reduce revenue or hinder project execution.

•Failure to achieve financial and strategic goals for the acquired and combined businesses, including expected synergies or economies of scale.

•Incurring acquisition-related costs or amortization of intangible assets that could negatively impact our operating results.

•Failure of due diligence processes to identify significant issues such as environmental liabilities, regulatory non-compliance, or hidden financial obligations.

•Inability to assert that internal controls over financial reporting are effective following integration, which could expose us to regulatory or investor scrutiny.

•Inability to obtain, or delays in obtaining, required approvals from governmental authorities, including environmental permits, energy interconnection approvals, or waste treatment licenses, which could delay or prevent completion of acquisitions.

If we are unable to successfully integrate future acquisitions, or if anticipated benefits are not realized, our business, financial condition, and results of operations could be materially and adversely affected.

We face competition from both traditional energy companies and renewable energy companies.

The renewable energy and industrial waste-to-energy industries are highly competitive and constantly evolving, as participants strive to stand out in their markets and compete with large, established utilities and energy providers. We believe our main competitors are the state-owned electricity generation company (CFE) and the fossil fuel suppliers that provide electricity, steam, and heat to our potential customers. We compete with these private renewable energy providers primarily on price, regulatory compliance, and the ease with which customers can access the technology. However, we face little competition when offering comprehensive solutions, as our waste-to-energy solutions add value while simultaneously lowering costs, reducing the carbon footprint, and providing other benefits. If we cannot offer compelling value to our customers based not only on reducing their energy bills, improving energy efficiency, and treating their waste, our business will not grow.

We also face competition from other renewable energy companies in the final value chain. For example, we compete with financial organizations that outsource the development of biogas projects (but not biomass), with independent waste treatment companies seeking external financing, with large construction companies expanding into renewable energy, and increasingly with sophisticated engineering firms offering comprehensive energy solutions. Some of these competitors specialize in both industrial and commercial renewable energy markets and can provide energy at competitive costs.

Competitors have increasingly begun vertically integrating their operations to offer comprehensive products and services similar to ours, and we have observed increased consolidation among renewable energy providers in our primary markets. If we are unable to differentiate our offerings, maintain competitive pricing, or expand our market presence, our business, financial condition, and results of operations could be materially and adversely affected.

We depend on a limited number of suppliers of specialized equipment and biomass inputs to adequately meet anticipated demand for our waste-to-energy solutions. Any shortage, delay, or price change from these suppliers could result in project delays, cancellations, and loss of our ability to effectively compete.

We purchase pelletization machinery, biogas digesters, boilers, control systems, and other specialized components from a limited number of suppliers, and we source biomass inputs such as tequila bagasse and vinasse from a limited number of industrial producers. This reliance makes us susceptible to quality issues, shortages, and price fluctuations. If we fail to develop, maintain, and expand our relationships with equipment suppliers and biomass providers, we may be unable to adequately meet anticipated demand for our waste-to-energy solutions, or we may only be able to offer our services at higher costs or after delays. If one or more of the suppliers or waste generators that we rely upon ceases or reduces production, we may be unable to satisfy demand due to an inability to quickly identify alternate suppliers or qualify alternative technologies on commercially reasonable terms.

We anticipate that we will need to acquire equipment and components globally to support our growth and expansion to new processing centers. Despite our efforts to obtain supplies from multiple sources whenever possible, many of our suppliers may be single-source providers of certain critical components. If we are not able to maintain long-term supply agreements or identify and qualify multiple sources for raw materials and equipment, our access to supplies at satisfactory prices, volumes, and quality levels may be harmed. We may also experience delivery delays of equipment and components from suppliers in various global locations. In addition, we may be unable to establish alternate supply relationships or obtain or engineer replacement components in the short term, or at all, at favorable prices or costs. Qualifying alternate suppliers or developing our own replacements for certain components may be time-consuming and costly and may force us to make modifications to our process designs.

Our need to purchase supplies globally in order to be competitive further subjects us to risks relating to currency fluctuations. Any decline in the exchange rate of the U.S. dollar or euro compared to the functional currency of our component suppliers could increase our equipment costs. In addition, the state of the financial markets could limit our suppliers’ ability to raise capital if they are required to expand their production to meet our needs or satisfy their operating capital requirements. Changes in economic and business conditions, wars, governmental changes, and other factors beyond our control or which we do not presently anticipate could also affect our suppliers’ solvency and ability to deliver components to us on a timely basis. Any of these shortages, delays, or price changes could limit our growth, cause cancellations, or adversely affect our profitability and ability to effectively compete in the markets in which we operate.

B. RISKS RELATED TO OUR COMPANY

We may need additional funding to execute our business plan and fund operations, and such funding may not be available on reasonable terms or at all.

There can be no assurance that we will not require significant additional capital within the next 12 months. We also expect that we may require additional capital beyond the next 12 months unless we are able to achieve and sustain profitable operations. In the event we require additional capital, we intend to raise funds through various financing sources, including the sale of equity and debt securities and the procurement of commercial debt financing. However, there can be no guarantee that such funds will be available on commercially reasonable terms, if at all.

If financing is not available on satisfactory terms, we may be unable to expand or continue our business as planned, and our operating results may be adversely affected. Any debt financing we obtain will increase expenses and must be repaid regardless of operating results, and may involve restrictive covenants that limit our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and our stockholders may experience dilution in net book value per share.

Our ability to obtain needed financing may be impaired by factors such as conditions in the capital markets generally, investor sentiment toward renewable energy and waste-to-energy projects specifically, and the fact that we are not yet profitable. These factors could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with revenues from operations, is not sufficient to satisfy our capital needs, we may be required to reduce, delay, or even cease operations.

We may be negatively affected by adverse general economic conditions.

Current conditions in domestic and global economies remain highly uncertain. Adverse changes may occur as a result of softening global markets, inflationary pressures, reduced industrial demand, wavering investor confidence, geopolitical instability, terrorism, war, or other factors capable of affecting economic conditions. Such changes could materially and adversely affect our business, financial condition, and results of operations.

In particular, economic downturns could reduce industrial customers’ willingness or ability to invest in renewable energy solutions, delay project development, or increase defaults under existing contracts. Volatility in capital markets may also limit our access to financing or increase our cost of capital. Currency fluctuations between the U.S. dollar and the Mexican peso could further impact our operating costs and revenues. Any of these factors could impair our growth prospects and negatively affect our ability to execute our business plan.

Because our principal shareholders control our activities, they may cause us to act in a manner that benefits them and not other shareholders, which could prevent us from taking actions that outside investors might view favorably.

Our principal shareholders, the Lahud family, hold approximately 87.5% of our outstanding voting power through their ownership of 100,000,000 Class A shares of common stock. As a result, they effectively control all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, acquisitions, and related-party transactions.

This concentration of ownership could have the effect of delaying, deterring, or preventing a change in control of our company that other shareholders might view as favorable. It may also limit the ability of minority shareholders to influence corporate matters, and could result in decisions that prioritize the interests of the principal shareholders over those of other investors.

We may depend upon outside advisors, who may not be available on reasonable terms or when needed.

To supplement the business experience of our officers and directors, we may be required to engage accountants, technical experts, appraisers, attorneys, or other consultants and advisors. The selection of such advisors will be made by our Board of Directors without input from shareholders. These advisors are generally retained on an “as-needed” basis and are not expected to have continuing fiduciary or other obligations to us.

There can be no assurance that qualified advisors will be available to us on commercially reasonable terms or at the times when their services are required. If we are unable to engage the necessary advisors, our ability to execute our business plan, maintain compliance with regulatory requirements, or respond to technical and financial challenges may be impaired. In certain cases, we may elect to hire affiliates to provide advisory services if they are able to meet our needs, which could create potential conflicts of interest.

Failure to secure appropriate outside advisors could materially and adversely affect our business, financial condition, and results of operations.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that Biointra engage legal, accounting, auditing, and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement, and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act, combined with our limited technically qualified personnel, may make it difficult for us to design, implement, and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or detect and report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, Biointra will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make certain activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, accounting, and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures, and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses required to adequately prepare for being a public company could be material.

We estimate that the aggregate cost of increased legal services, accounting and audit functions, personnel such as a chief financial officer familiar with public company reporting obligations, consultants to design and implement internal controls, and financial printing alone will be a few hundred thousand dollars per year and could be several hundred thousand dollars per year. In addition, if and when we retain independent directors and/or additional members of senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. These additional expenses, individually or in the aggregate, may be material.

We may expend significant financial and other resources to comply with the requirements of being a public reporting company.

Complying with the obligations of a public company will require Biointra to devote substantial financial and management resources. In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance. We may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These challenges could also make it more difficult for us to attract and retain qualified individuals to serve on our board of directors, board committees, or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss and may cause us to reduce expenditures in other areas of our business or increase the prices of our products and services to offset the effect of such costs. Additionally, if compliance requirements divert our management’s attention from operational priorities—such as developing waste-to-energy projects, maintaining regulatory compliance in Mexico, or expanding into new markets—our business, financial condition, and results of operations could be materially and adversely affected.

If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, or if material weaknesses are discovered in future periods, the accuracy and timeliness of our financial and operating reporting may be adversely affected, and confidence in our operations and disclosures may be lost.

In the past, we have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

If we are not able to maintain effective internal control over financial reporting and disclosure controls and procedures, or if additional material weaknesses are discovered in future periods—a risk that is heightened by the complexity of our waste-to-energy operations, regulatory compliance requirements in Mexico, and the need to integrate financial data across subsidiaries—we may be unable to accurately and timely report our financial position, results of operations, cash flows, or key operating metrics. This could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements, or other corrective disclosures.

Failure to maintain effective controls could also impair our ability to access commercial lending markets, raise capital, or meet investor expectations. Any such deficiencies could materially and adversely affect our business, reputation, results of operations, financial condition, or liquidity.

C. RISKS RELATED TO OUR SECURITIES

The regulation of penny stocks by the SEC and FINRA may have an effect on the tradability of our securities.

We are planning to list our Class A common stock on the Nasdaq Capital Market. Prior to such listing, there has been no public market for our Class A common stock. Consistent with Regulation M and other federal securities laws applicable to our listing, we have not consulted with registered stockholders or other existing stockholders regarding their desire or plans to sell shares in the public market following the listing, nor have we discussed with potential investors their intentions to purchase our Class A common stock in the open market.

While our Class A common stock may be sold after our listing on the Nasdaq Capital Market by registered stockholders pursuant to this prospectus, or by other existing stockholders in accordance with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), unlike an underwritten initial public offering, there can be no assurance that any registered or existing stockholders will sell their shares of Class A common stock. As a result, there may initially be either a lack of supply of, or demand for, our Class A common stock on the Nasdaq Capital Market. Conversely, there can be no assurance that registered and existing stockholders will not sell all or a significant portion of their shares, resulting in an oversupply of our Class A common stock.

In the case of a lack of supply, the trading price of our Class A common stock may rise to unsustainable levels. Institutional investors may also be discouraged from purchasing our Class A common stock if they are unable to acquire sufficient blocks of shares in the open market to meet their investment objectives, due to a potential unwillingness of existing stockholders to sell at the price offered by such investors and the greater influence of individual investors in setting the trading price. Without the stabilizing presence of long-term institutional investors holding significant amounts of our Class A common stock, the market for our securities may be more volatile.

In the case of a lack of demand, the trading price of our Class A common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid, and orderly trading market for our Class A common stock may not initially develop or be sustained, which could significantly depress the trading price of our securities and/or result in substantial volatility, adversely affecting your ability to sell your shares of Class A common stock.

RULE 144 SALES IN THE FUTURE MAY HAVE A DEPRESSIVE EFFECT ON OUR STOCK PRICE.

All of the outstanding shares of common stock held by our present officer and director are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that an affiliate has held restricted securities for one year may, under certain conditions, sell every three months, in brokerage transactions, a number of Shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a nonaffiliate after the owner has held the restricted securities for a period of one year. A sale under Rule 144 or under any other exemption from the Act, may have a depressive effect upon the price of the common stock in any market that may develop.

The price of our common stock could be highly volatile.

Our shares are not currently traded on the Nasdaq Capital Market and may be subject to significant price volatility, low trading volumes, and wide spreads between bid and ask prices quoted by market makers. Due to the limited volume of shares traded on any given day, persons buying or selling in relatively small quantities may easily influence the price of our common stock. This low trading volume could also cause our stock price to fluctuate substantially, with large percentage changes occurring during a single trading session.

As a result, holders of our common stock may not be able to readily liquidate their investment and may be forced to sell at depressed prices due to low volume trading. If wide spreads between the bid and ask prices of our common stock exist at the time of purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment.

Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. No assurance can be given that an active, liquid, and orderly market for our common stock will develop or be sustained. If such a market does not develop, holders of our common stock may be unable to readily sell the shares they hold or may be unable to sell their shares at all.

If the registration of our common stock is revoked in the future, our business opportunities may diminish.

In the event our securities registration were to be revoked, we would lose the ability to access capital markets in the same manner as a registered company. This would significantly impair our ability to raise money through the issuance of shares and could materially harm our ability to finance and operate our primary business. Revocation of our registration could also reduce investor confidence, limit liquidity in our common stock, and restrict our ability to pursue growth opportunities or strategic initiatives.

We do not anticipate paying cash dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements, contractual restrictions, and other factors deemed relevant by our Board. As a result, investors may need to rely on sales of their shares of common stock after price appreciation, if any, as the only means of realizing a return on their investment.

ITEM 2: FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the audited historical information contained herein, this report specifies forward-looking statements of management of the Company within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934 (“forward-looking statements”) including, without limitation, forward-looking statements regarding the Company’s expectations, beliefs, intentions and future strategies. Forward-looking statements are statements that estimate the happening of future events and are not based on historical facts. Forward- looking statements may be identified by the use of forward-looking terminology, such as “could”, “may”, “will”, “expect”, “shall”, “estimate”, “anticipate”, “probable”, “possible”, “should”, “continue”, “intend” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in this report have been compiled by management of the Company on the basis of assumptions made by management and considered by management to be reasonable. Future operating results of the Company, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in this report represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In addition, those forward-looking statements have been compiled as of the date of this report and should be evaluated with consideration of any changes occurring after the date of this report. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in this report are accurate and the Company assumes no obligation to update any such forward-looking statements.

The following information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Form 10.

PLAN OF OPERATION

Results of Operations for The Period From May 8, 2024 (Inception) to December 31, 2024

Revenues:

For the fiscal period from May 8, 2024 (inception) to December 31, 2024, Biointra generated $0 in gross revenues from sales, as the Company remained in the development stage. During this period, Biointra focused on project development, regulatory approvals, and establishing long-term feedstock supply agreements with tequila producers and other industrial partners in Mexico.

Gross Profit:

There were no costs of goods sold or gross profit for the period from May 8, 2024 (inception) to December 31, 2024 as the Company has not yet initiated revenue-generating operations.

Operating Expenses:

•For the period from May 8, 2024 (inception) to December 31, 2024, Biointra incurred approximately $39,560 in operating expenses.

Operating expenses incurred in the period from May 8, 2024 (inception) to December 31, 2024 primarily consisted of advertising and marketing expense, consulting fees related to SEC filings, and general and administrative expense.

Income (Loss) from Operations:

Biointra reported operating losses of approximately $39,560 for the period from May 8, 2024 (inception) to December 31, 2024.

Other Income (Expense):

The Company incurred commitment fee of $217,866 and financing expense of $75,960 for the period from May 8, 2024 (inception) to December 31, 2024.

Net Income (Loss):

Net losses were approximately $333,386 for the period from May 8, 2024 (inception) to December 31, 2024. The loss per share based on the basic and diluted weighted average number of Class A common shares outstanding for the period from May 8, 2024 (inception) to December 31, 2024 was $0.00. The loss per share based on the basic and diluted weighted average number of Class B common shares outstanding for the period from May 8, 2024 (inception) to December 31, 2024 was $0.04.

Cash Flows

As of December 31, 2024, Biointra had opened operating accounts and begun limited cash activity related to professional fees, project development, and regulatory compliance. Cash flows remain negative as the Company is still in the development stage and has not yet generated revenues.

•For the period from May 8, 2024 (inception) to December 31, 2024, cash outflows were primarily related to marketing expense and general and administrative expense.

The Company anticipates that cash flows will remain negative until revenue-generating operations commence following the commissioning of its first waste-to-energy facility.

Historical Financing Arrangement

Short-Term Advances:

In the course of its business, Biointra has obtained undocumented, unsecured, due-on-demand advances from a related party to fund operations. As of December 31, 2024, the Company had obtained $100,390 of advances.

COMPANY’S PLAN OF OPERATION FOR THE FOLLOWING 12 MONTHS

In the next twelve months the Company is dependent upon the receipt of capital investment or other financing to fund our ongoing operations and to execute our business plan.

FINANCIAL PLANS

Material Cash Requirements

We must raise substantial amounts of capital to fulfill our business plan. We intend to use equity, debt, and project financing to meet our capital needs for acquisitions, facility development, and investments in waste-to-energy infrastructure. Management has taken action and formulated plans to meet the Company’s operating needs through December 31, 2024 and beyond.

The working capital cash requirements for the next 12 months are expected to be met through a combination of:

•proceeds from the sale of the Company’s stock,

•additional financing arrangements, and

•limited operating revenues anticipated from initial waste-to-energy pilot projects and feedstock agreements with tequila producers and other industrial clients in Mexico.

·

The Company’s business plan focuses on developing, commissioning, and operating biomass pelletization and biogas facilities, as well as distributing renewable energy solutions to industrial customers.

Available Future Financing Arrangements

The Company may use various sources of funds, including short-term loans, long-term debt, equity capital, and project financing, as may be necessary to support operations and capital expenditures. Biointra believes it will be able to secure the required capital to implement its business plan, although there can be no assurance that such financing will be available on commercially reasonable terms, if at all.

Future financing is expected to be directed toward:

•construction and commissioning of waste-to-energy facilities,

•acquisition of specialized equipment and technology,

•expansion of feedstock supply agreements, and

•working capital to support regulatory compliance, staffing, and project development.

·

Failure to obtain sufficient financing could materially and adversely affect our ability to execute our business plan, expand operations, and achieve profitability.

CRITICAL ACCOUNTING POLICIES

All companies are required to include a discussion of critical accounting policies and estimates used in the preparation of their financial statements. On an on-going basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our Financial Statements beginning on page 23. These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of our financial statements. However, it should be noted that we intend to acquire a new operating business. The critical accounting policies and estimates for such new operations will, in all likelihood, be significantly different from our current policies and estimates.

ITEM 3: PROPERTIES

We have recently purchased a real estate property in Mexico valued at approximately US $7 million. This property is intended to serve as a strategic site for the development of our waste-to-energy operations, including biomass pelletization and biogas production facilities. The acquisition represents a significant milestone in Biointra’s transition from development stage to operational readiness, providing a physical base for industrial projects and long-term expansion in the Mexican renewable energy market.

In addition, we maintain a U.S. corporate address in Delaware, which serves as our legal and administrative headquarters for incorporation and compliance purposes.

On April 22, 2025, a Share Exchange Agreement ("Share Exchange Agreement") was entered into between Biointra Corp (a North American company represented by Raúl Lahud Quiroz) where Biointra Renovables Atotonilco Jalisco SAPI de CV transfers, with the consent of its shareholders, 99% of its Series "I" Class "A" shares.

On July 30, 2025, through deed 33148 before the notary Carlos Correa Rojo, head of notary office 232 based in Mexico City, the transfer of ownership of series "I" class "A" shares in favor of Biointra Corp is formalized by virtue of the Share Exchange Contract indicated in the preceding paragraph; likewise, clause FUNTA FOREIGNERS of the Statutes of the company is modified to become a clause for the admission of foreigners that allows the operation indicated.

This transfer is free of charge and has a nominal value of $99,000.00, the definitive titles corresponding to the fixed part of the capital being transferred on August 4, 2025.

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2024 the number and percentage of the outstanding shares of Common Stock, which according to the information available to us, were beneficially owned by each director, officer or holder of more than 5% of the Company’s Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. For purposes of this disclosure, beneficial ownership of Company shares has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, which provides that a beneficial owner includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security, or who can obtain beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding Shareholder securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

COMPANY INSIDERS AND AFFILIATES

Name of Officer/Director or Control Person	Affiliation with Company	Residential Address	Number of Shares owned	Share Type or Class	Ownership Percentage of Class Outstanding
Raul Lahud	Chairman, President, CEO		100,000,000	Class A Common	91.8%
Raul Lahud	Chairman, President, CEO		10,000,000	Class B Common	100%

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the names, ages, and positions for each of our directors and officers as February 27, 2026

Name	Age	Position
Raul Lahud	65	Chairman, Director, President and CEO
Martin Niembro	64	Director, CFO
José Juan Michelena Alonso	54	Director of Marketing

Raul Lahud - CEO/President

Raúl Lahud Quiroz is a prominent Mexican businessman with over four decades of multi-sector experience. At 65, he has established himself as a leading figure in strategic leadership and industrial diversification in Mexico, distinguished by his ability to identify market opportunities and transform traditional sectors through innovation and sustainability.

His professional experience is based on three strategic pillars:

Textile Industry, Construction Industry, and Renewable Energies (Biomass): A pioneer in the energy transition, he promotes biomass projects for clean energy generation. His approach integrates environmental responsibility with economic profitability, positioning him as a key player in the circular economy.

Martin Niembro - CFO/Director

 With over 40 years of experience (1980-2023) leading critical areas of Administration, Finance, and General Management. An expert in business model design, structuring sustainable real estate projects, and providing strategic consulting for diverse sectors. He is distinguished by a comprehensive vision that combines operational efficiency with financial profitability and social commitment.

Core Competencies: Strategic Financial Management: Specialist in corporate and real estate finance, auditing, and financial modeling.

Large-Scale Project Consulting: Expert in developing large-scale real estate projects with a focus on sustainability.

Corporate Governance: Experience as an Independent Board Member in the construction, communications, and entertainment industries.

Juan José Michelena Alonso, Director of Marketing

Senior professional with a master's degree in Financial Risk and extensive experience leading finance departments in organizations such as ANUIES and commercial banks.

Possesses a solid track record in the marketing sector, having directed operations at SEED Group and led sales as the MLB representative in Mexico.

Specialist in risk mitigation, process development, and regulatory compliance, with technical expertise in financial products, trusts, and commercial law.

Combines a strategic business vision with leadership skills for conflict resolution and achieving institutional objectives while maintaining asset integrity.

 CONFLICTS OF INTEREST - GENERAL

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While our sole officer and director of our business is engaged in business activities outside of our business, he devotes to our business such time as he believes to be necessary.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities, which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

COMMITTEES OF THE BOARD OF DIRECTORS

Currently, the Company does not have standing committees of the board of directors. As such, the entire board of directors serves as the committees until they are established.

ITEM 6: EXECUTIVE COMPENSATION

The following table summarizes the total compensation earned by our Chief Executive Officer and our Chief Financial Officer for the period from May 8, 2024 (inception) to December 31, 2024.

Name and Principal Position	Year	Salary	Bonus[1]	Stock		All Other Compensation	Total[2]
				Awards
Raul Lahud, CEO	2024	$—	$—	$100	[3]	$—	$—

Martin Niembro, CFO	2024	$—	$—	$—		$—	$—

Juan José Michelena Alonso Director of Marketing	2024	$—	$—	$—		$—	$—

ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our largest two shareholders own 97.5% of the company and therefore control any shareholder vote. This may allow for a selection of directors and management, which favors these shareholders and may place all other shareholders at a disadvantage. No related transactions.

1 The 2024 amounts do NOT reflect the payment of discretionary year-end bonuses, earned and to be paid during the year ending December 31, 2024, in accordance with the employment contracts of the appointed managers.

2 It is hereby stated that during 2024 the management positions will be held on a strictly honorary basis, therefore the aforementioned managers will not receive any emoluments, fees, or economic remuneration for the exercise of their functions and responsibilities within the 2024 fiscal year.

3 The value of stock awards relates to 100,000,000 founder shares issued upon incorporation at par value of $0.000001 per share.

ITEM 8: LEGAL PROCEEDINGS

None of our officers, directors or holders of five percent or more of our common stock is party to any pending legal proceedings and to the best of our knowledge, no such proceedings by or against us or our officers, or directors or holders of five percent or more of its common stock have been threatened or is pending against us.

ITEM 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

Biointra is currently a private company and is seeking to list its Class A common stock on the Nasdaq Capital Market. Prior to such listing, there has been no established public market for our Class A common stock.

At present, our Class A common stock is being sold privately at a price of $8.00 per share. The price of our common equity in private transactions does not necessarily reflect the market price that may develop if and when our shares are listed on Nasdaq.

We have not paid any cash dividends on our common stock to date and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements, contractual restrictions, and other factors deemed relevant by the Board.

Record Holders

There were 305 holders of record as of February 27, 2026. In many instances, a registered shareholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares.

Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, any future preferred stock instruments, and any future credit arrangements may then impose.

ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES

On August 16, 2024, Biointra, Corp. conducted a private placement pursuant to Rule 506(b) of Regulation D (the “Offering”) to raise up to US$500,000 of additional capital.  The Offering was made to U.S. persons in reliance on Regulation D and to non-U.S. persons in reliance on Regulation S.  As reported on Form D, the total amount sold to date is $13,800; the minimum investment accepted was $40; and 301 investors have participated.  The issuer reported estimated payments to related persons of $13,280.

ITEM 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

DESCRIPTION OF COMMON STOCK

Our Articles of Incorporation authorize the issuance of the following classes of capital stock, each with a par value of $0.000001 per share:

•Class A Common Stock: Up to 800,000,000 shares authorized. Each Class A share carries one vote per share.

•Class B Common Stock: Up to 50,000,000 shares authorized. Each Class B share carries twenty votes per share.

•Class C Common Stock: Up to 75,000,000 shares authorized. Each Class C share carries no voting rights.

•Preferred Stock: Up to 75,000,000 shares authorized. Each Preferred share carries no voting rights.

Rights of Class A Common Stock

Each share of Class A Common Stock is entitled to share equally with all other shares of Class A Common Stock in dividends from legally available sources, when and if declared by our Board of Directors. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, holders of Class A Common Stock are entitled to share equally in the assets of the Company available for distribution to common stockholders.

Each holder of Class A Common Stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Voting rights are not cumulative.

Rights of Other Classes of Stock

•Holders of Class B Common Stock exercise enhanced voting rights, with twenty votes per share, thereby concentrating voting power in those shareholders.

•Holders of Class C Common Stock and Preferred Stock have no voting rights.

•None of the classes of common or preferred stock carry preemptive rights, redemption rights, or conversion rights.

General Provisions

All shares of Class A Common Stock have equal voting rights, and all shares of common stock are entitled to participate equally in dividends and distributions, subject to the rights and preferences of any series of Preferred Stock that may be issued in the future.

DESCRIPTION OF PREFERRED STOCK

Our Articles of Incorporation authorize the issuance of up to 75,000,000 shares of Preferred Stock, each with a par value of $0.000001 per share.

Voting Rights

Holders of Preferred Stock have no voting rights and therefore do not participate in the election of directors or other matters submitted to a vote of the stockholders, unless otherwise required by law or by the terms of a specific series of Preferred Stock that may be designated by our Board of Directors.

Dividend Rights

Preferred Stock is entitled to dividends only if, when, and as declared by the Board of Directors, and only to the extent provided in the terms of any series of Preferred Stock that may be issued. Dividends on Preferred Stock, if declared, may be paid in preference to dividends on common stock, subject to the rights of any series of Preferred Stock established by the Board.

Liquidation Rights

Upon liquidation, dissolution, or winding up of the Company, holders of Preferred Stock are entitled to receive distributions, if any, as set forth in the terms of the series of Preferred Stock issued, before any distribution is made to holders of common stock.

Designation of Series

The Board of Directors has the authority, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series.

General Provisions

Preferred Stock carries no preemptive rights, redemption rights, or automatic conversion rights unless specifically provided in the designation of a series by the Board of Directors. All shares of Preferred Stock are equal within their designated series, and rights may vary between series as determined by the Board.

Transfer Agent

Vstock transfer, LLC

+1 212-828-8436

18 Lafayette Pl, Woodmere, NY 11598, United States

action@vstocktransfer.com

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DELAWARE General Corporation Law requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The DELAWARE General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of us and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The DELAWARE General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the DELAWARE General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The DELAWARE General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution. According to our bylaws, we are authorized to indemnify its directors to the fullest extent authorized under DELAWARE General Corporation Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our audited financial statements for the period from May 8, 2024 (inception) to December 31, 2024 appear at the end of this registration statement on pages 23 though 35.

ITEM 14: CHANGES IN AND DISAGREEMENTS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with the independent registered public accounting firm regarding accounting and financial disclosure.

ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

(a)	Consent of Independent Registered Accounting Firm.
(b)	Audited financial statements for the fiscal year periods from December 31st, 2024 through September 30, 2025.
(c)	Exhibits

Copies of the following documents are included as exhibits to this registration statement.

Exhibit No.	Description
3.1	Articles of Incorporation:	1
3.2	Bylaws, as adopted	1
5	Legal opinion	1
23.1	Consent of Independent Registered Public Accounting Firm	1
10	Material Contracts	1

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused the Registration Statement on this Form 10 to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 27, 2026	By:	/s/ Martin Niembro
Martin Niembro, Principal Financial Officer and CFO

Date: February 27, 2026	By:	/s/ Raul Lahud
Raul Lahud, President, Director, and CEO (principal executive officer)

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement to Form 10 of our audit report dated February 9, 2026, with respect to the balance sheet of Biointra Corp. as of December 31, 2024, and the related statements of operations, shareholders’ deficit, and cash flows for the period from May 8, 2024 (inception) through December 31, 2024. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

February 27, 2026

Biointra, Corp.

December 31, 2024

(Expressed in U.S. dollars)

Index

Report of Independent Registered Public Accounting Firm (PCAOB ID 5525)........................................................F–2

Balance Sheet as of December 31, 2024 F–3

Statement of Operations for the period ended December 31, 2024 F–4

Statement of Shareholders’ Deficit for the period ended December 31, 2024 F–5

Statement of Cash Flows for the period ended December 31, 2024 F–6

Notes to the Financial Statements F–7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Biointra, Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Biointra, Corp. (“the Company”) as of December 31, 2024, and the related statements of operations, shareholders’ deficit, and cash flows for the period from May 8, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has not yet achieved profitable operations, expects to incur further losses in the development of its business, has a significant accumulated deficit, and does not have sufficient cash to meet obligations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525 We have served as the Company’s auditor since 2025. Spokane, Washington
February 9, 2026

F-2

Biointra, Corp.

Balance Sheet

(Expressed in U.S. dollars)

December 31, 2024
Assets
Current assets:
Cash	$ 9,989
Deferred financing costs (Note 3)	45,000
Total current assets	54,989

Total assets	$ 54,989

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$ 70,000
Due to related party (Note 6)	100,390
Total current liabilities	170,390

Total liabilities	170,390

Commitments and Contingencies (Note 8)

Shareholders’ deficit
Preferred stock, (75,000,000 shares authorized, $.000001 par value, nil issued as of December 31, 2024)	–
Common stock, Class A (800,000,000 shares authorized, $.000001 par value, 108,932,800 issued as of December 31, 2024)	109
Common stock, Class B (50,000,000 shares authorized, $.000001 par value, 10,000,000 issued as of December 31, 2024)	10
Common Stock, Class C (75,000,000 shares authorized, $.000001 par value, nil issued as of December 31, 2024)	–
Shares issuable	217,866
Additional paid-in capital	–
Accumulated deficit	(333,386)
Total shareholders’ deficit	(115,401)

Total liabilities and shareholders’ deficit	$ 54,989

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

F-3

Biointra, Corp.

Statement of Operations

(Expressed in U.S. dollars)

For the period from May 8, 2024 (inception) to December 31, 2024
Operating expenses:
Advertising and marketing	$ 3,600
Consulting	35,009
General and administrative	951
Total operating expenses	39,560

Operating loss	(39,560)

Other expenses
Commitment fee (Note 8)	(217,866)
Financing expense	(75,960)

Net loss before income tax	(333,386)

Income tax expense	–

Net loss	$ (333,386)

Loss per share:
Basic – Common Stock, Class A	$(0.00)
Diluted – Common Stock, Class A	$(0.00)
Basic – Common Stock, Class B	$(0.04)
Diluted – Common Stock, Class B	$(0.04)

Shares used in computing loss per share:
Basic – Common Stock, Class A	90,021,924
Diluted – Common Stock, Class A	90,021,924
Basic – Common Stock, Class B	8,270,042
Diluted – Common Stock, Class B	8,270,042

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

F-4

Biointra, Corp.

Statement of Shareholders’ Deficit

(Expressed in U.S. dollars)

	Class A common stock		Class B common stock
	Number of shares	Amount	Number of shares	Amount	Shares issuable	Additional paid-in capital	Accumulated deficit	Total

Balance, May 8, 2024 (inception)	–	$ –	–	$ –	$ –	$ –	$ –	$ –

Issuance of founder stock	100,000,000	100	10,000,000	10	–	–	–	110
Issuance of common stock for services	8,800,000	9	–	–	–	–	–	9
Issuance of common stock for cash	132,800	–	–	–	–	13,280	–	13,280
Common stock subscriptions received	–	–	–	–	760	–	–	760
Share issue costs	–	–	–	–	(760)	(13,280)	–	(14,040)
Common stock issuable for commitment fee	–	–	–	–	217,866	–	–	217,866
Net loss for the period	–	–	–	–	–	–	(333,386)	(333,386)

Balance, December 31, 2024	108,932,800	$ 109	10,000,000	$ 10	$ 217,866	$ –	$ (333,386)	$ (115,401)

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

F-5

Biointra, Corp.

Statement of Cash Flows

(Expressed in U.S. dollars)

For the period ended from May 8, 2024 (inception) to December 31, 2024
Cash provided by (used in):

Operating activities
Net loss for the period	$ (333,386)
Adjustment to reconcile net loss to net cash provided by operating activities:
Stock based compensation	217,875

Changes in operating assets and liabilities:
Deferred financing costs	(45,000)
Accounts payable and accrued liabilities	70,000
Due to related party	100,000
Advance from related party	390
Cash provided by operating activities	9,879

Financing activities
Proceeds from the issuance of common stock, net of offering costs	110
Cash provided by financing activities	110

Increase in cash	9,989
Cash, beginning of period	–
Cash, end of period	$ 9,989

Supplemental cash flow disclosures:
Interest paid	$ –
Income taxes paid	$ –

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

F-6

Biointra, Corp.

Notes to the Financial Statements

For the period from May 8, 2024 (inception) to December 31, 2024

(Expressed in U.S. dollars)

NOTE 1 - NATURE OF OPERATIONS

Biointra, Corp. was incorporated in Delaware on May 8, 2024 (the “Company”). The Company is in the business of developing comprehensive solutions to recycle organic waste for the production of renewable energy with operations concentrated in Mexico.

To date, the Company’s activities have been limited to raising capital, organizational matters, launching the Company’s website and the structuring of its business plan. The Company has not generated any revenue since inception.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the period presented have been included.  The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term. All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

Examples of reported amounts that rely on significant estimates include certain amounts relating to the accounting for income taxes, including valuation allowance, and stock-based compensation expense.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of December 31, 2024, the Company is operating as a going concern. See Note 6 for additional information.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2024, the Company had $9,989 of cash on hand.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718.  Stock-based compensation expense for equity instruments issued to employees and non-employees is measured based on the grant-date fair value of the awards.  The fair value of each stock unit is determined based on the valuation of the Company’s stock on the date of grant.  The Company recognizes compensation costs using the straight-line method for equity compensation awards over the requisite service period of the awards, which is generally the awards’ vesting period.

F-7

Fair Value Measurements

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a non-recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

•Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•Level 3 inputs are unobservable inputs for the asset or liability. The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

Earnings (Loss) Per Share

The Company computes earnings (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.  As at December 31, 2024, the Company had 2,186,256 potentially dilutive shares outstanding. Potentially dilutive shares at December 31, 2024 were excluded from the earnings per share calculation as their impact would have been anti-diluted.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For current period, the Company is taxed as a C corporation. The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2024, the unrecognized tax benefits accrual was zero.

Advertising and Marketing Expenses

The Company expenses advertising and marketing costs as they are incurred. The amounts incurred in 2024 was $3,600.

Organizational Costs

In accordance with ASC 720-15-25-1, Other Expenses, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

F-8

Segment Reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker in deciding how to allocate resources and in assessing performance (the “CODM”). For the Company, its CODM is its Chief Executive Officer. The Company views its operations and manages its business as one operating and reporting segment. This single segment reflects the Company’s core business, which is the development of solutions to recycle organic waste for the production of renewable energy.

The CODM assesses the Company’s operating and financial performance based on operating expenses, net income, revenue, and return on investment. The Company determined that it does not have significant segment expenses.

Recent Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)  2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to improve the disclosures about reportable segments and include more detailed information about a reportable segment’s expenses.  This ASU also requires that a public entity with a single reportable segment, to provide all of the disclosures required as part of the amendments and all existing disclosures required by Topic 280.  The ASU should be applied retrospectively to all prior periods presented in the financial statements and is effective for fiscal years beginning after December 31, 2023 and interim period within fiscal years beginning after December 15, 2024. Since this is the Company’s year of inception and historical information prior to formation is not available or reasonably obtainable, the retrospective application of this ASU is impractical. Early adoption is permitted.  Since this new ASU addresses only disclosures, the Company does not expect the adoption of this ASU to have any material effects on its financial condition, results of operations or cash flows.  The Company is currently evaluating any new disclosures that may be required upon adoption of ASU 2023-07.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures to enhance the transparency of income tax disclosures relating to the rate reconciliation, disclosure of income taxes paid, and certain other disclosures.  The ASU should be applied prospectively and is effective for annual periods beginning after December 15, 2024, with early adoption permitted.  Since this new ASU addresses only disclosures, the Company does not expect the adoption of this ASU to have any material effects on its financial condition, results of operations or cash flows.  The Company is currently evaluating any new disclosures that may be required upon adoption of ASU 2023-09.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosure (Subtopic 220-40).  The amendments in this update enhance disclosures about a public business entity’s expenses and provide more details information about the types of expenses included in certain notes in the financial statements.  ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027.  Early adoption permitted.  The amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements.  The Company is currently evaluating any new disclosures that may be required upon adoption of ASU 2024-03.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – DEFERRED FINANCING COST

The Company records financing costs in accordance with ASC 340-10-S99-1. Deferred financing costs consist of legal, accounting, and other costs (including underwriting discounts and commissions) incurred through the balance sheet date that are directly related to the S-1 registration statement and that will be first netted against gross proceeds received upon the completion of the initial public offering (“IPO”) with the remaining costs charged to operations. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. During the period from May 8, 2024 (inception) to December 31, 2024, the Company recorded $45,000 of deferred financing costs related to its S-1 registration statement.

F-9

NOTE 4 – INCOME TAX PROVISION

The Company accounts for income taxes as set forth in ASC 740, Income Taxes. Deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

2024

Loss before income taxes	$ (333,386)

Statutory income tax rate	29.7%

Expected income tax benefit at statutory rate	(99,016)
Permanent differences	64,710

Deferred income tax asset	$ (34,306)

The Company is taxed as a corporation. The Company estimates it will have a net operating loss (“NOL”) carryforward of $115,511 as of December 31, 2024. The Company pays federal and Delaware income taxes at a combined effective rate of approximately 29.70% (8.7% provincial tax rate and 21% federal tax rate) and has used this effective rate to derive a net deferred tax asset of $34,306 as of December 31, 2024, resulting from its net operating loss carryforward. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero. The NOL arising in tax years ending after December 31, 2020 can only be carried forward to a later year.  The Company’s NOL deduction is limited to 80% of taxable income in any given carryforward year.  The 2024 tax returns have not yet been filed as of the issuance of these financial statements. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

NOTE 5 – SHAREHOLDERS’ DEFICIT

Common Stock

The Company has 3 classes of Common Stock; Class A, Class B and Class C.

The Company has authorized 800,000,000 shares of Class A Common Stock (par value $.000001). The Company has 108,932,800 Class A Common Stock outstanding as of December 31, 2024. Each Class A Common Stock is entitled to 1 vote per share.

The Company has authorized 50,000,000 shares of Class B Common Stock (par value $.000001). The Company has 10,000,000 Class B Common Stock outstanding as of December 31, 2024. Each Class B Common Stock is entitled to 20 votes per share.

The Company has authorized 75,000,000 Class C Common Stock (par value $.000001). The Company has not issued any Class C Common Stock as of December 31, 2024. Shares of Class C Common Stock have no voting power.

F-10

During the period ended December 31, 2024:

The Company issued 100,000,000 Founder shares of Class A Common Stock to the CEO of the Company.

The Company issued 10,000,000 Founder shares of Class B Common Stock to the CEO of the Company.

The Company issued 8,800,000 shares of Class A Common Stock pursuant to Board Advisory Agreements and recorded consulting expense of $9 on the statement of operations.

The Company issued 132,800 shares of Class A Common Stock at $0.10 per share for cash proceeds of $13,280.  In connection with the share issuance, the Company incurred offering costs of $89,240, of which $13,280 was netted against the proceeds received and the remaining $75,960 was recorded as financing expense in the statement of operations. The $13,280 of proceeds from the share issuance represents the maximum amount the Company could charge against equity, with the remaining expensed in the statement of operations.

The Company received $760 for subscriptions of 7,600 shares of Class A Common Stock and recorded offering costs of $760.

Preferred Stock

The Company has 75,000,000 shares of Preferred Stock authorized with a par value of $.000001, as of the filing date of these statements. As at December 31, 2024, there are no shares of Preferred Stock issued or outstanding. The Company’s board of directors have not yet authorized the rights and privileges of the Preferred Stock.

NOTE 6 – RELATED PARTY TRANSACTIONS AND BALANCES

All transactions with related party have occurred in the normal course of operations and are recorded at the exchange amount which is the amount agreed to by the Company and the related party.

a)Amounts due to related party

As at December 31, 2024, the Company owed $100,390 to a company controlled by the Chief Executive Officer (“CEO”) of the Company which represents deferred financing costs, prepaid consulting fees, and general and administrative expenses incurred on behalf of the Company.  The amount is non-interest bearing, unsecured and due on demand.

NOTE 7 – GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2024, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business. As reflected in the accompanying financial statements, the Company had an accumulated deficit of $333,386 at December 31, 2024. This factor among others raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available.

F-11

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Share Purchase Agreement

On August 29, 2024, the Company entered into a Share Purchase Agreement with Silver Rock Group (“Silver Rock”) whereby Silver Rock committed to purchase up to $350,000,000 of the Company’s Class A Common Stock (the “Draw Down Amount”) over a 36-month period beginning on the date the Company becomes publicly listed (“Public Listing”). The agreement provides the Company with the right, at its sole discretion, to issue Draw Down Notices in tranches of up to one million shares at a per-share price equal to a 10% discount to the lowest trading price of the Company’s Class A Common Stock during the 10 trading days immediately preceding the Draw Down Notice.  The Draw Down Amount requested shall not exceed 200% or one million dollars of the average daily trading volume for the 10 trading days immediately preceding the draw down exercise date on a rolling basis.

In connection with the Share Purchase Agreement, the Company agreed to pay a commitment fee equal to 2% of the total outstanding shares of the Company on the date of the agreement. During the period ended December 31, 2024, the Company recorded a commitment fee of $217,866 on the statement of operations for 2,178,656 shares of Class A Common Stock. The fair value of the 2,178,656 shares of Class A Common Stock is included in shares issuable at December 31, 2024.

In addition, on the date of Public Listing, the Company shall issue share purchase warrants to Silver Rock granting the right to purchase additional common shares of the Company for a period of 5 years at an exercise price per share equal to the lower of $2 per share or 110% of the listing price immediately after the Public Listing. The number of warrants issued shall be equal to 4% of the total outstanding shares immediately after the completion of the Public Listing, calculated on a fully diluted basis. As at December 31, 2024 and the issuance date of the financial statements, the Company has not become publicly listed. As a result, the number of warrants to be issued and its fair value are indeterminable

NOTE 9 – SUBSEQUENT EVENTS

Securities Offering

On April 22, 2025, the Company entered into a Share Exchange and Acquisition Agreement with Biointra Renovables Atotonilco Jalisco SAPI DE CV. (“BRA”), a Mexican corporation controlled by the CEO of the Company.   Pursuant to the agreement, the Company issued 5,000,000 shares of Class A Common Stock of the Company on May 6, 2025 to acquire all of the outstanding shares of BRA.  The Share Exchange and Acquisition Agreement closed upon the Company obtaining control of BRA on August 8, 2025.  Pursuant to ASC 805-50-30-5, the transaction will be accounted for as an asset acquisition under common control.  The transfer of the net assets or equity interest from BRA does not constitute a business and therefore would not represent a change in the reporting entity.  At the closing of the acquisition, the Company recognizes the net assets of BRA at the historical carrying value of $3,286 and begins reporting the net assets transferred in its financial statements prospectively from the date of the transfer.  The difference between the proceeds transferred and the net assets or equity interests of BRA will be recognized in additional paid-in capital.

Subsequent to December 31, 2024, the Company issued 6,000,000 shares of Class A Common Stock for services rendered.

Management’s Evaluation

Management has evaluated subsequent events through February 9, 2026, the date the financial statements were available to be issued and no other material events require disclosure.

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